Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS First Amendment (“Amendment”) is made and entered into at Knoxville, Tennessee this 11th day of February, 2011, but made effective as of the 11th day of February, 2011 (the “Effective Date”), by and between Team Health, Inc., a Tennessee corporation (“Company”), and Gregory S. Roth (“Employee”) to amend the Amended and Restated Employment Agreement dated as of November 25, 2009 (“Employment Agreement”) between the parties.

Capitalized terms used herein without definition have the meaning specified in the Employment Agreement.

WITNESSETH:

WHEREAS, the parties desire to amend the Employment Agreement as provided herein.

NOW, THEREFORE, the parties agree as follows:

1.    The following is added as a new Section 4.10 to the Employment Agreement:

“4.10 Company Aircraft. To the extent the Company owns or leases on a full-time basis an aircraft for business use, Employee is entitled to reasonable personal use of aircraft that is leased, owned or maintained by the Company; provided, that such use does not interfere with bona-fide business of the Company. For purposes of this Section, reasonable use shall include up to forty (40) hours of flight time per year (with unused hours forfeited at the end of each applicable year). The charge for such personal use shall be accounted for consistently with past practices of the Company. Employee shall not be entitled to any remuneration for unused hours hereunder upon termination of employment or otherwise.”

2.    Except as expressly amended herein, all terms of the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the date first written above.

COMPANY:

TEAM HEALTH, INC.

By:	s/ H. Lynn Massingale

Its:	Executive Chairman

EMPLOYEE:

s/ Greg Roth
Gregory S. Roth

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